As filed with the Securities and Exchange Commission on October 17, 2007.
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERVOICE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas	75-1027578
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

17811 Waterview Parkway Dallas, Texas	75252
(Address of Principal Executive Offices)	(Zip Code)
INTERVOICE, INC. 2007 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Office of the General Counsel
Intervoice, Inc.
17811 Waterview Parkway
Dallas, Texas 75252
(Name and Address of Agent For Service)
(972) 454-8708
(Telephone Number, Including Area Code, of Agent For Service)
Copies to:
David E. Morrison, Esq.
Fulbright & Jaworski L.L.P.
2200 Ross Avenue Suite 2800
Dallas, Texas 75201
Telephone: (214) 855-8000
Facsimile: (214) 855-8200
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities To Be		Offering Price Per	Aggregate Offering	Amount of
Registered (1)	Amount To Be Registered (2)	Share (3)	Price (3)	Registration Fee
Common Stock, no par value per share	1,762,307 shares	$9.625	$16,962,204	$520.74

(1)	This registration statement also covers an equal number of Preferred Share Purchase Rights issuable pursuant to Intervoice, Inc.’s Rights Agreement, which rights will be transferable only with related shares of common stock.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to Rule 457(h), this estimate is based upon the average of the high and low prices of the Registrant’s common stock, no par value per share, on October 15, 2007 (as reported on The NASDAQ Global Select Market).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*
*	Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
          The following documents, which were filed by Intervoice, Inc. (the “Registrant”), with the Securities and Exchange Commission (the “Commission”), and any future filings made by the Registrant with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:
1.	Annual report on Form 10-K for the fiscal year ended February 28, 2007, filed with the Commission on May 9, 2007;

2.	Quarterly report on Form 10-Q for the quarter ended May 31, 2007, filed with the Commission on July 6, 2007;

3.	Quarterly report on Form 10-Q for the quarter ended August 31, 2007, filed with the Commission on October 5, 2007;

4.	Current report on Form 8-K, dated May 31, 2007, filed with the Commission on May 31, 2007;

5.	Current report on Form 8-K, dated May 25, 2007, filed with the Commission on June 1, 2007;

6.	Current report on Form 8-K, dated May 30, 2007, filed with the Commission on June 5, 2007;

7.	Current report on Form 8-K, dated May 31, 2007, filed with the Commission on May 31, 2007;

8.	Current report on Form 8-K, dated June 22, 2007, filed with the Commission on June 25, 2007;

9.	Current report on Form 8-K, dated July 1, 2007, filed with the Commission on July 2, 2007;

10.	Current report on Form 8-K, dated July 17, 2007, filed with the Commission on July 20, 2007;

11.	Current report on Form 8-K, dated July 30, 2007, filed with the Commission on July 31, 2007;

12.	Current report on Form 8-K, dated July 27, 2007, filed with the Commission on August 1, 2007;

13.	Current report on Form 8-K, dated August 16, 2007, filed with the Commission on August 21, 2007;

14.	Current report on Form 8-K, dated August 23, 2007, filed with the Commission on August 23, 2007;

15.	Current report on Form 8-K, dated September 13, 2007, filed with the Commission on September 14, 2007; and

16.	The description of the Registrant’s common stock, no par value per share (the “Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant with the Commission pursuant to Section 12 of the Exchange Act on May 27, 1997, including any amendments or reports filed for the purpose of updating such description.

Item 4.	Description of Securities.
          Not applicable.

Item 5.	Interests of Named Experts and Counsel.
          Not applicable.

Item 6.	Indemnification of Directors and Officers.
Texas Business Corporation Act
          Article 2.02-1 of the Texas Business Corporation Act ( the “TBCA”) allows a Texas corporation to indemnify a person who was, is, or is threatened to be made a defendant or respondent in a proceeding because the person is or was a director if it is determined that the person (1) conducted himself in good faith, (2) reasonably believed that his conduct in his official capacity as director was in the best interest of the corporation and in all other cases was at least not opposed to the corporation’s best interest, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under Article 2.02-1 of the TBCA may be made for judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, subject to limitations provided therein. Article 2.02-1(H) of the TBCA requires indemnification of a defendant / respondent director against reasonable expenses incurred by him in connection with a proceeding in which he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.
          To the same extent as a director, Article 2.02-1(O) of the TBCA provides that an officer of the corporation shall be indemnified against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was an officer if he was wholly successful, on the merits or otherwise, in the defense of the proceeding.
          In addition, Article 2.01-1 of the TBCA allows a corporation in certain circumstances to pay in advance any expenses, including attorneys’ fees, reasonably incurred by such present or former officer and director in defending such proceeding.
Texas Miscellaneous Corporation Laws Act
          Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act (the “TMCLA”) permits shareholders of a Texas corporation to amend its articles of incorporation to provide that directors of the corporation are not liable to the corporation or its shareholders for monetary damages for an act or omission in the directors’ capacity as directors, but such an amendment cannot eliminate or limit the liability of a director for certain types of acts or omissions set forth in Article 1302-7.06 of the TMCLA.
Articles of Incorporation and Bylaws
     Article 8 of the Registrant’s third restated bylaws provides for the indemnification of current and former directors and officers of the Registrant to the extent permitted by Article 2.02-1 of the TBCA, and the Registrant’s

articles of incorporation do not restrict the circumstances under which the Registrant is permitted or required to provide such indemnification, by insurance or otherwise. In addition, Article 13 of the Registrant’s articles of incorporation, as amended, eliminates the liability of the Registrant’s directors for monetary damages to the Registrant and its shareholders to the extent permitted by Article 1302-7.06.
Employment Agreements
          The Registrant has entered into employment agreements with certain of its officers that also provide for such indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers (and with respect to Craig E. Holmes and James A. Milton, out of events, practices or representations concerning the Registrant before Mr. Holmes or Mr. Milton, as applicable, became employed by the Registrant), provided that such persons acted in a manner which they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, such persons had no reasonable cause to believe their conduct was unlawful, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
          Pursuant to a letter agreement entered into between the Registrant and David W. Brandenburg on November 18, 2004, the Registrant agreed to indemnify Mr. Brandenburg to the extent permitted by the Registrant’s third restated bylaws. In addition, pursuant to such letter agreement, the Registrant agreed to cause Mr. Brandenburg to be provided insurance coverage equal in scope and amount to any other director or officer of the Registrant in any then-existing or future director and officer insurance policies for a period of not less than five years after the date of the letter agreement.
Insurance
          The Registrant maintains a directors’ and officers’ liability insurance policy insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such.

Item 7.	Exemption from Registration Claimed.
          Not applicable.

Item 8.	Exhibits.
          The exhibits to the Registration Statement are listed in the Exhibit Index to this Registration Statement and are incorporated herein by reference.

Item 9.	Undertakings.
          (a) The Registrant hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.
          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on this 17th day of October, 2007.

INTERVOICE, INC.
By:	/s/ Robert E. Ritchey
Robert E. Ritchey
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints Robert E. Ritchey and Craig E. Holmes, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert E. Ritchey Robert E. Ritchey	President and Chief Executive Officer and Director (Principal Executive Officer)	October 17, 2007
/s/ Craig E. Holmes Craig E. Holmes	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 17, 2007
/s/ Charles McDonald Charles McDonald	Chief Accounting Officer (Principal Accounting Officer)	October 17, 2007
/s/ David W. Brandenburg David W. Brandenburg	Chairman of the Board	October 17, 2007
/s/ Timothy W. Harris Timothy W. Harris	Director	October 17, 2007
/s/ Gerald F. Montry Gerald F. Montry	Director	October 17, 2007

Signature	Title	Date
/s/ George C. Platt George C. Platt	Director	October 17, 2007
/s/ Donald B, Reed Donald B. Reed	Director	October 17, 2007
/s/ Michael J. Willner Michael J. Willner	Director	October 17, 2007

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
4.1	—	Articles of Incorporation, as amended, which is incorporated by reference to Exhibits to the Registrant’s 1995 Annual Report on Form 10-K for the fiscal year ended February 28, 1995, filed with the Commission on May 30, 1995
4.2	—	Amendment to Articles of Incorporation, which is incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1999, filed with the Commission on October 14, 1999
4.3	—	Amendment to Articles of Incorporation, which is incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2002, filed with the Commission on October 15, 2002
4.4	—	Third Restated Bylaws of the Registrant, which is incorporated by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004, filed with the Commission on October 12, 2004
4.5	—	Third Amended and Restated Rights Agreement dated as of May 1, 2001 between the Registrant and Computershare Investor Services, LLC, as Rights Agent, which is incorporated by reference to Exhibit 4 to the Registrant’s Form 8-A/A (Amendment 3), filed with the Commission on May 9, 2001
4.6	—	First Amendment to Third Amended and Restated Rights Agreement dated as of May 29, 2002, between the Registrant and Computershare Investor Services, LLC, as Rights Agent, which is incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 30, 2002
4.7	—	Intervoice, Inc. 2007 Stock Incentive Plan, which is incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 1, 2007
5.1*	—	Opinion of Fulbright & Jaworski L.L.P. regarding the validity of the securities being registered.
23.1*	—	Consent of Fulbright & Jaworski L.L.P. (included as part of Exhibit 5.1).
23.2*	—	Consent of independent registered public accounting firm
24.1*	—	Power of Attorney (included with signature page of this Registration Statement)

*	Filed herewith.